Exhibit 10.3

Agreement and Release (the "Agreement")
Between Todd Kislak ("you" or "your") and
BioElectronics, a Maryland corporation, located at 401 Rosemont Avenue, 3rd Floor
Rosenstock Hall, Frederick, Maryland (the "Company")

The purpose of this Agreement is to set forth the terms of your separation from the Company.

1.         Separation of Employment. You have voluntarily terminated your employment with the Company effective with the close of business on March 16, 2006.

In exchange for the mutual promises set forth in this Agreement, the Company agrees to provide you separation pay. Payment of the separation pay described below is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below.

2.        Separation Pay. Solely in consideration for your execution of this Agreement and your release of all claims against the Company as set forth in Paragraph 3 below, the Company hereby grants to you 200,000 restricted shares of common stock of the Company. The rights in all 200,000 shares shall vest immediately. These shares shall be restricted from sale until 1/01/07, at which time the company guarantees that they will be converted to unrestricted shares. These vested shares shall be considered and referred to herein as the "Severance Benefits." The Company shall deliver to you a stock certificate reflecting such grant in the name of The Kislak Family Trust as record holder of said shares on or before seven (7) days after the Company’s receipt of an executed copy of this Agreement and the expiration of the 7-day rescission period discussed below.

You shall retain a vested Option to purchase 350,000 shares of Company common stock at $.30 per share which Option was granted to you under the Employment Agreement as well as your right to exercise the same as specified therein. The Company shall deliver to you a Stock Option Agreement [or Notice of Options Grant], and a copy of the Company’s Stock Option Plan, on or before seven (7) days after the Company’s receipt of an executed copy of this Agreement and the expiration of the 7-day rescission period discussed below.

You shall receive payment of all expenses incurred on behalf of the Company in the amount of $4,446.80 within 60 days of the execution of this agreement, and a payment of 30,000 unrestricted shares as compensation for cumulative unpaid vacation which will be paid upon the Company’s receipt of an executed copy of this Agreement and the expiration of the 7-day rescission period discussed below.

You agree that except for as modified or stated herein, the Employment Agreement is hereby cancelled and considered null and void. The Company’s provision of these severance benefits is not, and should not be construed as, an admission of liability or wrongdoing by the Company.

You acknowledge and agree that other than as set forth in this Agreement no Severance Benefits are due or owing to you under any the Company employment agreement (oral or written) or the Company policy or practice. You also agree that the Severance Benefits hereby provided to you under this Agreement are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you have received all of your final wages and any accrued but unused vacation pay to which you were entitled, and you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock options or any other form of compensation or benefit.

By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). You will receive your COBRA notice under separate cover.

3.         Mutual General Release of Claims. The Company1/ and you hereby agree and acknowledge that by signing this Agreement and by the granting and acceptance of the Severance Benefits discussed in Section 2, and for other good and valuable consideration, the Company and you hereby waive and release their respective rights to assert any and all forms of legal Claims against each other of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date of execution of this Agreement (the "Execution Date"). Except as set forth below, this waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against you and the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

1/        For purposes of this Agreement, the  Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

(i)      Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

(ii)     Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any similar state statute.

(iii)     Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)     Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this section does not release you or the Company from any obligation expressly set forth in this Agreement. You and the Company acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration and economic benefits being provided to you under the terms of this Agreement.

4.        Confidentiality.

(i)      You promise not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than your family members and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others. In turn, the Company agrees not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person outside the Company other than its attorney or other advisor, should one be consulted, provided that those to whom it may make such disclosure agree to keep said information confidential and not disclose it to others.

(ii)     You shall not disparage or make any statement which might adversely affect the reputation of the Company or any related entity, or their directors, officers, employees or representatives. In turn, the Company shall not disparage or make any statement which might adversely affect your reputation or your ability to obtain future employment. For the purpose of this Paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. Nothing contained in this paragraph shall be deemed to prevent any person from testifying truthfully as a witness in any legal proceeding or governmental investigation.

(iii)     You expressly acknowledge that Paragraph 5 and 6 of your Employment Agreement, your obligations therein, and those provisions which provide injunctive relief survive the termination of your employment and the Employment Agreement and are incorporated herein, except that notwithstanding any provision to the contrary, any restrictions or obligations under Paragraph 5(c) of the Employment Agreement shall terminate on January 1, 2007.

(iv)     You expressly acknowledge the terms of Paragraph 5 of your Employment Agreement are integral to this Agreement. You agree that a breach of this Section shall constitute a material breach of this Agreement.

5.       Return of Company Property. All written materials, records and documents made by you or coming into your possession during your employment by the Company concerning the business or affairs of the Company are the sole property of the Company and you shall immediately deliver the same to the Company.

6.      Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. This is the entire agreement between you and the Company regarding the termination of your employment. You acknowledge that neither the Company nor any of the Releasees related entity has made any promises to you other than those contained in this Agreement. You acknowledge that any promises or benefits made or provided to you by the Company pursuant to the Employment Agreement or the 2004 Equity Incentive Plan are hereby extinguished.

No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of you or the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of your or the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of Maryland, shall take effect as an instrument under seal therein and shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to conflict of law principles. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

7.     You understand that the Company has given you a period of ten (10) days to review and consider this Agreement before signing it. You further understand that you may use as much of this ten day period as you wish prior to signing.

8.     The Company encourages you to consult with an attorney before signing this Agreement. You understand that whether or not you do so is your decision.

9.     You may revoke this Agreement within seven (7) days of the date on which you sign it by delivering a written notice of revocation to Andrew J. Whelan, no later than the close of business on the seventh day after you sign and deliver this Agreement to the Company. If you revoke this Agreement, it shall not be effective or enforceable, and you will not receive the severance benefits described in Paragraph 2.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULY READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, THE COMPANY OR ANY REPRESENTATIVE OF THE COMPANY HAS MADE NO REPRESENTATIONS OR PROMISES TO YOU.

The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

BioElectronics	ACCEPTED AND AGREED:

By:
Todd Kislak

Title:

Date:	Date: